                                                Registration No. 333-[         ]



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                SteelCloud, Inc.
             (Exact name of Registrant as specified in its charter)



            Virginia                                         54-1890464
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                        Identification Number)

                                1306 Squire Court
                            Sterling, Virginia 20166
                                 (703) 450-0400
(Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 Thomas P. Dunne
                             Chief Executive Officer
                                SteelCloud, Inc.
                                1306 Squire Court
                            Sterling, Virginia 20166
                                 (703) 450-0400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                             Jay M. Kaplowitz, Esq.
                 Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP
                         101 East 52nd Street, 9th Floor
                            New York, New York 10022
                                 (212) 752-9700


    Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. |X|

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

                                                                  Proposed Maximum      Proposed Maximum
          Title of Securities                 Amount to be       Offering Price per    Aggregate Offering           Amount of
           to be Registered                    Registered             Share(1)              Price(1)             Registration Fee

Common Stock, $.001 par value                  1,887,500               $4.60              $8,682,500.00              $702.42
Common Stock, $.001 par value                    85,938                $4.00               $343,752.00                $27.81
Common Stock, $.001 par value                   493,359               $5.8125             $2,867,649.19              $232.00
Total                                          2,466,797                                 $11,893,901.19              $962.23

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. The price per share and aggregate offering price are based upon the average of the high and low sales price of SteelCloud, Inc.'s common stock on November 19, 2003 as reported on the Nasdaq SmallCap Market. It is not known how many shares will be purchased under this registration statement or at what price such shares will be purchased.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 24, 2003

PROSPECTUS

                                2,466,797 Shares

                                SteelCloud, Inc.

                                  Common Stock


     We are registering our common stock for resale by the selling stockholders identified in this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholders, however, we may receive up to $3,211,401.19 if all of the common stock purchase warrants are exercised for cash. Our common stock is listed on the Nasdaq SmallCap Market under the symbol "SCLD." The closing sale price of our common stock, as reported on the Nasdaq SmallCap Market on November 19, 2003, was $4.68 per share.

     The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders.

       Investing in our common stock involves a high degree of risk. See "Risk Factors," beginning on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                         The date of this prospectus is November 24, 2003.

                                TABLE OF CONTENTS

THE COMPANY ...............................................................    1
RISK FACTORS ..............................................................    3
USE OF PROCEEDS ...........................................................    6
ISSUANCE OF SECURITIES TO SELLING STOCKHOLDERS ............................    6
SELLING STOCKHOLDERS ......................................................    7
PLAN OF DISTRIBUTION ......................................................    9
LEGAL MATTERS .............................................................   10
EXPERTS ...................................................................   10
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS ...........................   10
WHERE YOU CAN GET MORE INFORMATION ........................................   10

                                   THE COMPANY

         We design, develop and manufacture custom computer servers and network security appliances. Our custom computer servers are designed to meet the precise needs of volume customers to reduce the customer's investments in logistics, integration capacity and support. Our network security appliances are developed in collaboration with some of the world's premiere software companies. We also develop proprietary software to optimize the performance of our security appliances. Our SteelCloud branded or co-branded appliances are specially designed and optimized to deliver a dedicated network service such as antivirus gateway protection, intrusion detection and secure content management.

         We are focusing our efforts on the network security marketplace and on the creation of additional SteelCloud intellectual property. We are working toward the creation of our own new family of hardened (highly secured) appliances to be delivered as co-branded appliances with our software partners. Our primary business is to develop and manufacture products on an OEM ("Original Equipment Manufacturer") basis for strategic software, technology, and managed services partners that develop, implement and support Internet security and infrastructure solutions. With our strategic partners, we create and uniquely brand ready-to-use turnkey network server appliance solutions combining both hardware and software. We integrate our own, our partner's, or other third-party software, into a custom designed server platform. We manufacture the resulting product either under a co-branded name or our partner's brand name allowing the partner to deliver a complete turnkey solution. Our customers are our OEM partners rather than the end-user. The partner sells and distributes the OEM products developed by us. In addition to delivering computer products to the OEM market, we develop specialized servers and infrastructure products for large commercial and government integrators, and certain governmental agencies.

         We enhance our product development and manufacturing capability by providing custom supply chain and logistics support services to our partners. Our consulting services organization provides clients with a seamless extension of their own IT organizations. Expert technical services include network analysis, security, design, troubleshooting and implementation. We provide Information Technology (IT) support services to the public sector as well as commercial customers. We are also a value-added reseller for the software products of our strategic partners and certain other software providers.

         We are based in Dulles, Virginia and were founded in 1987. We were incorporated as Dunn Computer Corporation in Virginia on February 26, 1998 in connection with the reorganization of Dunn Computer Corporation, a Delaware corporation, which was incorporated on April 22, 1997. Our operating subsidiary, Dunn Computer Operating Company, was incorporated in Virginia in July 1987. Our other subsidiaries are International Data Products (IDP), acquired May 1998, STMS, Inc (STMS), acquired September 1997, and Puerto Rico Industrial Manufacturing Operations Acquisition Corporation (PRIMO), incorporated in Puerto Rico in May 1998. In October 2002, we determined to discontinue PRIMO and thereby executed a plan to dispose of operations at that facility in fiscal 2003. Accordingly, the operation has been classified as "discontinued" in the financials statements for all years presented. In August 2003, we sold the physical assets of the PRIMO business for approximately $30,000. In addition, we contracted with a local Puerto Rican firm to provide its warranty and support obligations for the duration of their contracts. We commenced an initial public offering of 2,500,000 shares of common stock on April 22, 1997. The listing of our shares of common stock was moved from the Nasdaq National Market to the Nasdaq Small Cap Market on June 30, 2003.

Recent Developments

         In June 2003, we entered into an agreement with Computer Associates International, Inc. to deliver a family of hardened, ready-to-deploy enterprise-class security appliance for intrusion detection and antivirus gateway protection based on Computer Associates' eTrust technology. Computer Associates is one of the largest software companies in the world and delivers software and services that enable organizations to manage their IT environments. In August 2003 we expanded our agreement with Computer Associates to include the marketing of our security appliances in Europe, Asia Pacific, Africa and the Middle East.

         In July 2003, we were selected by Lockheed Martin to supply specialized servers to the Automated Package Processing System (APPS) program that will upgrade the existing parcel processing capability of the U.S. Postal Service. The servers will be installed in more than 74 postal service locations. Our contract has an initial estimated value of more than $2.8 million with contract options for an additional $3.2 million. Initial delivery orders for more than 100 systems have been shipped by us and production shipments are expected to begin in the fall of 2003. Two of Lockheed Martin's subcontractors on the APPS program have also ordered approximately $250,000 in systems from us and have indicated plans to order additional systems.

         In July 2003, we signed an OEM agreement with Microsoft Corporation under which our new line of branded security appliances developed around our proprietary SC2 software will utilize a special embedded version of Microsoft's Windows server. Our contract with Microsoft protects our intellectual property interest in the SC2 software. The new security appliances using the Windows platform server were demonstrated in Las Vegas, Nevada in July 2003 at an event hosted by our partner Computer Associates.

         In August 2003, we signed agreements with three leading channel partner organizations to resell our new line of network security appliances. The channel partners are Technisource, the systems and solutions division of Modcomp, Inc., which in turn is a subsidiary of CSP Inc.; Track Computer Center; and ADI Computer Systems. Each channel partner will market, sell, deliver and install our hardened security appliances that have been optimized for Computer Associates' eTrust technology.

         In September 2003, we entered into an agreement to sell our hardened security appliances to reseller customers in North America through Arrow Electronics, Inc. Our ready-to-deploy appliances are based on Computer Associates International's (CA) globally acclaimed eTrust family of security solutions and our proprietary Secure Console (SC(2)) software. Arrow Electronics is one of the world's largest electronic distributors with approximately $7.4 billion in worldwide sales. We anticipate that Arrow will provide our US Channel Partners with an efficient and effective means to purchase our security appliances. Additionally, we anticipate that Arrow's supply-chain services will provide our reseller organizations in North America with all the tools they need to market our security appliances, from online ordering and reporting to financial services to product launch support.

         Our principal executive offices are located at 1306 Squire Court, Dulles, Virginia 20166. Our main telephone number is (703) 450-0400. Inquiries may also be sent to us at INFO@STEELCLOUD.COM for sales and general information or IR@STEELCLOUD.COM for investor relations information. We maintain a website at WWW.STEELCLOUD.COM. Information contained on our website does not constitute part of this prospectus.

                                  RISK FACTORS

      An investment in our shares as offered in this prospectus involves a high degree of risk. The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will periodically update and supersede this information. In deciding whether to purchase shares of our common stock, you should carefully consider the following risk factors, in addition to other information contained in this prospectus as well as any other documents incorporated by reference into this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to differences in our actual results include those discussed in this section, as well as those discussed elsewhere in this prospectus and in other documents incorporated by reference into this prospectus.


                          Risks Related to our Business

We may not be able to compete successfully against current and future competitors.

         The market for our products and services is highly competitive. Many of our competitors offer broader product lines and have substantially greater financial, technical, marketing and other resources than us, which could seriously harm our net sales and results of operation. Additionally, our competitors may receive beneficial prices from purchasing component parts in large quantities and may be party to product and process technology license arrangement that are more favorable in terms of pricing and availability than our arrangements. As a result, we may have difficulty increasing our market share.

Rapid change in technology may cause a portion of our inventory to become obsolete.

         The computer products market is characterized by rapid technological change and the frequent introduction of new products and enhancements. While we strive to maintain a just-in-time inventory systems, there are certain computer products held in our inventory can become obsolete at any given time, which could materially adversely affect our financial condition and results of operation.

         In particular, the server appliance market is characterized by rapid technological change, frequent new product introductions and enhancements, potentially short product life cycles, changes in customer demands and evolving industry standards. Our products could be rendered obsolete if products based on new technologies are introduced or new industry standards emerge. New products and product enhancements can require long development and testing periods, which require us to retain, and may require us to hire additional, technically competent personnel. Significant delays in new product releases or significant problems in installing or implementing new products could seriously damage our business. We may experience delays in the scheduled introduction of new and enhanced products. Our future success depends upon our ability to utilize our creative packaging and hardware and software integration skills to combine industry-standard hardware and software to produce low-cost, high-performance products that satisfy our strategic partners' requirements and achieve market acceptance. We cannot be certain that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner.

If server appliances are not increasingly adopted as a solution to meet companies' computer application needs, the market for our products may not grow and the market price of our common stock could decline as a result of lower revenues or reduced investor expectations.

         We depend on the growing use of server appliances to meet businesses' computer application needs. The market for server appliance products has only recently begun to develop and it is evolving rapidly. Because this market is new, we cannot predict its potential size or future growth rate with a high degree of certainty. Our revenues may not grow and the market price of our common stock could decline if the server appliance market does not grow rapidly.

         We believe that our expectations for the growth of the server appliance market may not be fulfilled if customers continue to use general-purpose servers. The role of our products could, for example, be limited if general-purpose servers become better at performing functions currently being performed by server appliances or are offered at a lower cost. This could force us to further lower the prices of our products or result in fewer sales of our products.

If we are unable to attract, assimilate and retain technical personnel, our business could be seriously harmed.

         Our future success is largely dependent upon our ability to identify, attract, hire, train, retain and motivate highly skilled technical personnel. Competition in this market is intense, and we cannot be certain that we will be able to attract, assimilate or retain sufficiently qualified personnel. Our inability to do so could have a material adverse effect on our business, results of operations and financial condition.

The loss of the services of Thomas P. Dunne could seriously harm our business.

         Our future success depends, to a significant extent, on the continued services of our senior management and our ability to retain and motivate our other key employees. Specifically the loss of the services of Mr. Dunne would have a material adverse effect on our business, results of operations and financial condition. We do not currently maintain key-man life insurance on any of our senior management or other key employees.

We are dependent on significant customers and the government market.

         Through July 31, 2003, we had generated approximately $7.4 million or 31% of our total net revenues from contracts and awards with Lockheed Martin and General Services Administration for the nine-month period then ended. Future revenues and results of operations could be adversely affected should these customers reduce their purchases, eliminate product lines or choose not to continue to buy products and services from us. Given the nature of the products manufactured by us as well as the delivery schedules established by our partners, revenue and accounts receivable concentration by any single customer will fluctuate from quarter to quarter. We anticipate that concentration levels will decrease as our customer base and new product offerings expand in future periods.

         If we are unable to continue to participate in government contract programs or if government contracting policies are changed, our business and results of operations could be harmed. Additionally, most government contracts are subject to modification or termination in the event of changes in funding and our contractual costs and revenues are subject to adjustment as a result of governmental audits. A significant amount of our revenues are derived from sales made through major procurement programs awarded by the government, which include contracts with General Services Administration, Department of Defense and the Administration Office of the U.S. Courts. If we are unable to renew or replace those contracts our results of operations could be materially adversely affected.

Any acquisition that we undertake could be difficult to integrate, disrupt our business and dilute security holder value.

         We have in the past acquired or invested in complementary businesses, technologies, services and products. We do not currently have any acquisitions identified, however, should the opportunity for an acquisition present itself in the future, we will make every effort to handle such acquisitions and investments in an efficient manner. However, they could disrupt our ongoing business, distract our management and employees and increase our expenses. For example, if we acquire a company, we could have difficulty in assimilating that company's personnel, operations, technology and software, and the target company's key personnel may decide not to work for us. Additionally, we may decide to pay for future acquisitions, if any, by issuing shares of common stock or debt or equity securities convertible into shares of common stock. This would result in dilution of your investment.

Our chief executive officer controls a significant portion of our common stock. Therefore, you may have no effective voice in our management.

         Our Chief Executive Officer, Mr. Dunne, beneficially owns approximately 13.6% of our common stock. Accordingly, our Chief Executive Officer will be able to exercise significant influence over all matters requiring stockholder approval, including the election of all directors and approval of significant corporate transactions. If you purchase shares of our common stock, you may have no effective voice in our management.

                        Risks Related to our Common Stock

Fluctuations in our quarterly operating results may cause the market price of our common stock to fluctuate.

         Our operating results have in the past fluctuated from quarter to quarter and we expect this trend to continue in the future. As a result, the market price of our common stock could be volatile. In the past, following periods of volatility in the market price of stock, many companies have been the object of securities class action litigation. If we were to be sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources which could adversely effect our results of operations.

Our stock may be subject to substantial price and volume fluctuations due to a number of factors, many of which will be beyond our control that may prevent our stockholders from reselling our common stock at a profit.

         The securities markets have experienced significant price and volume fluctuations in the past and the market prices of the securities of technology companies have been especially volatile. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response the market price of our common stock could decrease significantly. Investors may be unable to resell their shares of our common stock for a profit. The decline in the market price of our common stock and market conditions generally could adversely affect our ability to raise additional capital, to complete future acquisitions of or investments in other businesses and to attract and retain qualified technical and sales and marketing personnel.

If our common stock is delisted from the Nasdaq Small Cap Market System, the market price of our common stock could decrease significantly.

         The listing of our shares of common stock was moved from the Nasdaq National Market to the Nasdaq Small Cap Market on June 30, 2003. If we are unable to satisfy the Nasdaq Small Cap Market's continued listing criteria in the future, our common stock may be delisted from the Nasdaq Small Cap Market. If this occurs, trading, if any, in our common stock would thereafter be conducted in the over-the-counter market on the "pink sheets" or the OTC Bulletin Board. If our common stock were delisted from Nasdaq, an investor would find it more difficult to dispose of, or to obtain quotations as to the price of our common stock. Additionally, if our common stock is delisted from the Nasdaq Small Cap Market the market price of our common stock could decrease significantly.

We may issue additional shares and dilute your ownership percentage.

         Some events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage in us. We intend to issue additional shares of our common stock pursuant to this prospectus. In addition, we may issue additional shares of common stock or preferred stock to raise additional capital or finance acquisitions, or upon the exercise or conversion of outstanding options and warrants. As of November 24, 2003, there were outstanding warrants to acquire an aggregate of 880,338 shares of our common stock at exercise prices ranging between $2.9036 to $5.8125.

Future sales of our common stock in the public market may adversely affect our stock price.

         Future sales of substantial amounts of our common stock in the public market, including the shares covered by this prospectus, or the perception that such sales could occur, could adversely affect the market price of our common stock. As of November 24, 2003, we had 12,975,003 shares of our common stock outstanding, plus 2,409,004 shares of common stock reserved for issuance upon the exercise of outstanding options and warrants, of which options and warrants to acquire 880,338 shares of common stock are currently exercisable.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders. An aggregate of 579,297 shares of common stock offered by this prospectus are issuable only upon the exercise of stock purchase warrants by the selling stockholders. Upon exercise of the stock purchase warrants we could receive cash proceeds of up to $3,211,401.19. There can be no assurance any of these warrants will be exercised by the selling stockholders, that any of the underlying shares of common stock will be sold hereunder or that we will receive any proceeds from the stock purchase warrants.

                 ISSUANCE OF SECURITIES TO SELLING STOCKHOLDERS

      We entered into various purchase agreements, each dated as of October 24, 2003, with certain of the selling stockholders named in the table of selling stockholders under the heading "Private Placement Participants." These selling stockholders paid us an aggregate of $7,550,000 in gross proceeds in consideration for 1,887,500 shares of our common stock at a price of $4.00 per share. Each investor also received a warrant to purchase 25% of the number of shares of common stock purchased at an exercise price of $5.8125 per share. Additionally, Brean Murray & Co., Inc. and Ferris, Baker Watts Incorporated, who acted as co-placement agents for the foregoing stock purchases, each received as part of its placement fee, a warrant to purchase 42,969 shares of common stock at an exercise price of $4.00 and a warrant to purchase 10,742 shares of common stock at an exercise price of $5.8125 per share. The warrants are exercisable until October 24, 2008, and collectively represent the right to purchase 579,297 shares of common stock. Brean Murray & Co., Inc. and Ferris, Baker Watts Incorporated and each of the selling stockholders that purchased shares and warrants all represented that they had acquired the securities for investment purposes only and with no present intention of distributing those securities, except in compliance with all applicable securities laws. In addition, each of the selling stockholders represented that it qualified as an "accredited investor" as that term is defined in Rule 501 under the Securities Act of 1933.

      We also agreed to file within 30 days after October 24, 2003, a registration statement, of which this prospectus is a part, to register the resale by the selling stockholders of the shares purchased and the shares that may be purchased under the warrants. We also agreed to use our best efforts to have the registration statement declared effective as soon as possible and in any event within 90 days after October 24, 2003. Once the registration statement is effective, we have agreed to use our best efforts to keep it effective until the earlier date when all of the shares covered by this prospectus have been sold or may be sold without volume restrictions in accordance with Rule 144(k) under the Securities Act. If we do not comply with our registration obligations, we have agreed to pay to each selling stockholder liquidated damages of up to 1.5% of its investment amount per month (pro-rated on a daily basis for partial months) that we are out of compliance with our registration obligations.

                              SELLING STOCKHOLDERS

      We are registering for resale certain shares of our common stock.

      The term "selling stockholder" includes the stockholders listed below and their transferees, pledgees, donees or other successors.

      Except as provided below, none of the selling stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. We may amend or supplement this prospectus from time to time to update the disclosure set forth in it.

      Each of the selling stockholders that is affiliated with a registered broker-dealer purchased the shares offered by this prospectus in the ordinary course of business and, at the time of purchase of those shares, did not have any plans to dispose of those shares.

Private Placement Participants

      The following table sets forth certain information as of November 24, 2003 with respect to certain stockholders who purchased securities through purchase agreements dated as of October 24, 2003. This information is based upon information provided by the selling stockholders. The selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock in transactions exempt from the registration requirements of the Securities Act since the date as of which they provided this information.


                                                                  Common
                                                                   Stock              Total
                                                                Underlying           Common             Maximum         Shares of
                                                                  Common          Beneficially          Shares            Common
                                               Common              Stock          Owned Before          Offered        Stock Owned
          Selling Stockholder                   Stock           Warrants(1)         Offering            Hereby        After Offering


                 Name                          Number             Number             Number             Number        Number    %


Bonanza Master Fund Ltd.(2)                     250,000            62,500             312,500            312,500         0       0
033 Growth Partners I, L.P.(3)                  143,620            35,905             179,525            179,525         0       0
033 Growth Partners II, L.P.(3)                  39,740             9,935              49,675             49,675         0       0
Oyster Pond Partners, L.P.(3)                    18,920             4,730              23,650             23,650         0       0
033 Growth International Fund, Ltd.(3)           60,220            15,055              75,275             75,275         0       0
BayStar Capital II, L.P.(4)                     375,000            93,750             468,750            468,750         0       0
Straus Partners L.P.(5)                         250,000            62,500             312,500            312,500         0       0
Straus-GEPT Partners L.P.(5)                    150,000            37,500             187,500            187,500         0       0
Vertical Ventures LLC(6)                        162,500            40,625             203,125            203,125         0       0
Kingsbridge Capital(7)                           62,500            15,625              78,125             78,125         0       0
JM Hull Associates, LLP(8)                       50,000            12,500              62,500             62,500         0       0
Haff Partners LP(9)                             125,000            31,250             156,250            156,250         0       0
John P. Rosenthal(9)(10)                         62,500            15,625             234,375             78,125         0       0
Harvey Gelfenbein                                50,000            12,500              62,500             62,500         0       0
Irwin Silverberg                                 50,000            12,500              62,500             62,500         0       0
Melvin Morse DBA Melanie Capital(11)             25,000             6,250              31,250             31,250         0       0
Suzanne Chase                                    12,500             3,125              15,625             15,625         0       0
Brean Murray & Co., Inc.(12)                        -0-            53,711              53,711             53,711         0       0
Ferris, Baker Watts, Incorporated(13)               -0-            53,711              53,711             53,711         0       0

(1) Warrants acquired as of October 24, 2003 in connection with purchases of common stock by the selling stockholders. The warrants have an exercise price of $5.8125 and are exercisable beginning October 24, 2003 and until October 24, 2008. The shares of common stock issuable upon exercise of the warrants are considered beneficially owned by the warrant holders, as the warrants are immediately exercisable.
(2) Mr. Bernay Box, President of Bernay Box & Co., the General Partner of Bonanza Master Fund, Ltd., has voting and investment powers over such securities.
(3) Mr. Lawrence C. Longo, Jr. holds voting power over the shares held by 033 Growth Partners I, L.P., 033 Growth Partners II, L.P. and Oyster Pond Partners, L.P. Mr. Roderick M. Forrest and Mr. Frasier Ross share voting power of the shares held by 033 Growth International Fund, LTD. Mr. Michael T. Vigo holds investment power over the shares held by 033 Growth International Fund, LTD, 033 Growth Partners I, L.P., 033 Growth Partners II, L.P. and Oyster Pond Partners, L.P.
(4) Mr. Steve Derby, the managing member of Baystar Capital II, L.P. has voting and investment powers over the shares held by Baystar Capital II, L.P.
(5) Mr. Melville Straus has voting and investment powers over the shares held by Straus Partners L.P. and Straus-GEPT Partners L.P.
(6) Mr. Joshua Silverman, the managing member of Vertical Ventures LLC has voting and investment powers over the shares held by Vertical Ventures LLC.
(7) Mr. Val O'Donoghue, the Director of Kingsbridge Capital has voting and investment powers over the shares held by Kingsbridge Capital.
(8) Mr. James Mitchell Hull, the General Partner of JM Hull Associates, LP has voting and investment powers over the shares held by JM Hull Associates, LP.
(9) Artemis Capital Corp. has voting and investment powers over the shares held by Haff Partners LP. Mr. John P. Rosenthal and Mr. Andrew Wiener are the control persons of Artemis Capital Corp.
(10) Includes 125,000 shares and 31,250 shares issuable upon the exercise of warrants held by Haff Partners LP.
(11) Mr. Melvin Morse has voting and investment powers over the shares held by Melvin Morse DBA Melanie Capital.
(12) Brean, Murray & Co., Inc. is a registered broker-dealer and NASD member, and acted as co-placement agent in connection with the sale of our common stock and warrants in October 2003. William J. McCluskey, executive vice president of Brean, Murray & Co., Inc.has voting and investment power with respect to shares held by Brean, Murray & Co., Inc.
(13) Ferris, Baker Watts, Incorporated is a registered broker-dealer and NASD member, and acted as co-placement agent in connection with the sale of our common stock and warrants in October 2003. Ted Urban, Ferris, Baker Watts, Incorporated's General Counsel has voting and investment power with respect to shares held by Ferris, Baker Watts, Incorporated.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o settlement of short sales entered into after the date of this prospectus;

         o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale; and

         o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended ("Securities Act"), if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      The selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

                                  LEGAL MATTERS

     Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, New York, New York, will pass upon the validity of the shares of common stock for us in connection with this offering. Jay M. Kaplowitz, who has been a Class I Director of SteelCloud since September 2000 and owns options to purchase 45,000 shares of our common stock, is a partner of the law firm.

                                     EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K as of and for the year ended October 31, 2002 have been so incorporated in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of said firms as experts in auditing and accounting and on the report of Ernst & Young LLP for the year ended October 31, 2001, independent accountants, given on the authority of said firms as experts in auditing and accounting.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases like "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "the Company believes," "the Company intends," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.

      Because the factors discussed in this prospectus or incorporated herein by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on behalf of us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                       WHERE YOU CAN GET MORE INFORMATION

      We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's website at "http://www.sec.gov."

      The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

   o Annual Report on Form 10-K/A for the year ended October 31, 2002 filed with the SEC on May 7, 2003;
   o Annual Report on Form 10-K for the year ended October 31, 2002 filed with the SEC on January 29, 2003;
   o Quarterly Report on Form 10-Q for the quarter ended January 31, 2003, Form 10-Q for the quarter ended April 30, 2003 and Form 10-Q for the quarter ended July 31, 2003;
   o Current Reports on Form 8-K filed with the SEC on January 23, 2003, March 13, 2003, June 11, 2003, September 11, 2003, October 28, 2003 and October
      29, 2003; and
   o The description of our common stock set forth in our registration statement on Post-effective amendment no. 1 to Form S-1 (registration number 333-36022) filed with the SEC on October 9, 2003, and any subsequent amendment or report filed for the purpose of updating this description.

      We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement.

      All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this prospectus.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

        SteelCloud, Inc.
        1306 Squire Court
        Sterling, Virginia 20166
        Attn: Kevin Murphy
        (703) 450-0400

     We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is current as of the date of this prospectus. You should not assume that this prospectus is accurate as of any other date.

                                2,466,797 Shares

                                SteelCloud, Inc.

                                  Common Stock


                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

The Company                                                                  1
Risk Factors                                                                 3
Use of Proceeds                                                              6
Issuance of Securities to Selling Stockholders                               6
Selling Stockholders                                                         7
Plan of Distribution                                                         9
Legal Matters                                                               10
Experts                                                                     10
Disclosure Regarding Forward-Looking Statements                             10
Where You Can Get More Information                                          10


                               November 24, 2003

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.    Other Expenses of Issuance and Distribution.

      The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

       SEC Registration Fee                                   $    962.23
       Legal fees and expenses                                $ 10,000.00
       Accounting fees and expenses                           $ 10,000.00
       Printing and miscellaneous expenses                    $  1,000.00
          Total                                               $ 21,962.23


Item 15.    Indemnification of Directors and Officers.


VIRGINIA STOCK CORPORATION ACT

Section 697 A of the Virginia Stock Corporation Act ("VSCA") provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (1) he conducted himself in good faith, (2) he believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and, in all other cases, that his conduct was at least not opposed to its best interests, and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 697 C of the VSCA provides that the termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the director did not meet the standard of conduct set forth in Section 697 A.

Section 697 D of the VSCA provides that a corporation may not indemnify a director under Section 697 in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under Section 697 of the VSCA in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Section 698 of the VSCA states that, unless limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 701 of the VSCA provides that a corporation may not indemnify a director under Section 697 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in Section
697. Such determination is to be made (1) by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding, (2) if such a quorum is not obtainable, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding, (3) by special legal counsel selected as set forth in the statute, or (4) by the shareholders (without the vote of shares owned by or voted under the control of directors who are at the time parties to the proceeding).

Section 699 of the VSCA provides that a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of the final disposition of the proceeding if (1) the director furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct described in Section 697, (2) the director furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he did not meet the standard of conduct, and (3) a determination is made that the facts then known to those making the determination would not preclude indemnification. Determinations and authorizations of payments under
Section 699 are to be made in the manner specified in Section 701 of the VSCA.

Under Section 700.1 of the VSCA, an individual who is made a party to a proceeding because he is or was a director of a corporation may apply to a court for an order directing the corporation to make advances or reimbursement for expenses or to provide indemnification. The court shall order the corporation to make advances and/or reimbursement for expenses or to provide indemnification if it determines that the director is entitled to such advances, reimbursement or indemnification and shall also order the corporation to pay the director's reasonable expenses incurred to obtain the order. With respect to a proceeding by or in the right of the corporation, the court may (1) order indemnification of the director to the extent of his reasonable expenses if it determines that, considering all the relevant circumstances, the director is entitled to indemnification even though he was adjudged liable to the corporation and (2) also order the corporation to pay the director's reasonable expenses incurred to obtain the order of indemnification.

Section 702 of VSCA states that, unless limited by a corporation's articles of incorporation, (1) an officer of the corporation is entitled to mandatory indemnification under Section 698 of the VSCA, and is entitled to apply for court-ordered indemnification under Section 700 of the VSCA, to the same extent as a director, and (2) the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director.

Section 703 of the VSCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against him or incurred by him in that capacity, or arising from his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Sections 697 or 698 of the VSCA.

Section 704 of the VSCA states that a corporation shall have power to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director, officer, employee or agent that may be authorized by its articles of incorporation or any bylaw made by the shareholders or any resolution adopted, before or after the event, by the shareholders, except an indemnity against (1) his willful misconduct, or (2) a knowing violation of the criminal law. Unless the articles of incorporation, or any such bylaw or resolution expressly provide otherwise, any determination as to the right to any further indemnity shall be made in accordance with Section 701 B of the VSCA. Each such indemnity may continue as to a person who has ceased to have the capacity referred to above and may inure to the benefit of the heirs, executors and administrators of such person.

Article 11 of the Company's Articles of Incorporation provides that the Company shall, to the fullest extent permitted by the law of Virginia, indemnify an individual who is or was a director or officer of the Company and who was, is, or is threatened to be made, a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (collectively, a "proceeding"), against any obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to any employee benefit plan) or other liability and reasonable expenses (including counsel fees) incurred with respect to such a proceeding, except such liabilities and expenses as are incurred because of such director's or officer's willful misconduct or knowing violation of criminal law.

Article 11 also provides that unless a determination has been made that indemnification is not permissible, the Company shall make advances and reimbursements for expenses reasonably incurred by a director or officer in a proceeding as described above upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification.

Article 11 also provides that the determination that indemnification is permissible, the authorization of such indemnification (if applicable), and the evaluation as to the reasonableness of expenses in a specific case shall be made as provided by law. Special legal counsel selected to make determinations under such Article 11 may be counsel for the Company. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make him or her ineligible for indemnification.

For the purposes of Article 11, every reference to a director or officer includes, without limitation, (1) every individual who is a director or officer of the Company, (2) an individual who, while a director or officer, is or was serving at the Company's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, (3) an individual who formerly was a director or officer of the Company or who, while a director or officer, occupied at the request of the Company any of the other positions referred to in clause (2) of this sentence, and (4) the estate, personal representative, heirs, executors and administrators of a director or officer of the Company or other person referred to herein. Service as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise controlled by the Company is deemed service at the request of the Company. A director or officer is deemed to be serving an employee benefit plan at the Company's request if such person's duties to the Company also impose duties on, or otherwise involve services by, such person to the plan or to participants in or beneficiaries of the plan.

INDEMNIFICATION AGREEMENTS

The Company may enter into indemnification agreements with its directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law.

INSURANCE

SteelCloud has purchased directors and officers liability insurance in the amount of $3.0 million.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 16. Exhibits.

      (a) Exhibits.

       Exhibit
         No.                                  Description

         5.1      Opinion of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP*

         10.1 Securities Purchase Agreement dated October 24, 2003, incorporated by reference to Exhibit 10.1 to Form 8-K filed October 28, 2003

         10.2 Registration Rights Agreement dated October 24, 2003, incorporated by reference to Exhibit 10.2 to Form 8-K filed October 28, 2003

         10.3 Form of Common Stock Warrant dated October 24, 2003, incorporated by reference to Exhibit 10.3 to Form 8-K filed October 28, 2003

         23.1     Consent of Grant Thornton LLP, Independent Accountants *

         23.2     Consent of Ernst & Young LLP*

         23.3 Consent of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP Reference is made to Exhibit 5.1.

*  Filed herewith

Item 17.     Undertakings.

      We hereby undertake:

                  (1) To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

                  (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by
         Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification by us for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of SteelCloud, Inc. pursuant to the provisions referenced above or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of SteelCloud, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sterling, State of Virginia, on November 24, 2003.

                                                     STEELCLOUD INC.


                                                     By: /s/ Thomas P. Dunne
                                                         ----------------------
                                                         Thomas P. Dunne
                                                         Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas P. Dunne, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                    Signature                                          Title                                   Date

                /s/ Thomas P. Dunne               Chairman of the Board, Chief Executive Officer        November 24, 2003
               ----------------------                          and Class III Director
                   Thomas P. Dunne                           (Principal Executive Officer)

                 /s/ Edward Spear                      President, Chief Operating Officer,              November 24, 2003
                -------------------                     Secretary and Class III Director
                   Edward Spear

                 /s/ Kevin Murphy                  Vice President Finance and Administration and        November 24, 2003
                -------------------                             Assistant Secretary
                   Kevin Murphy                     (Principal Financial and Accounting Officer)

               /s/ Jay M. Kaplowitz                              Class I Director                       November 24, 2003
              ---------------------
                 Jay M. Kaplowitz

                 /s/ Richard Prins                               Class I Director                       November 24, 2003
               --------------------
                  Richard Prins

                  /s/ James Bruno                                Class II Director                      November 24, 2003
                -----------------
                   James Bruno

      /s/ VADM E.A. Burkhalter, Jr., USN (Ret.)                  Class II Director                      November 24, 2003
      ----------------------------------------
      VADM E.A. Burkhalter, Jr., USN (Ret.)

                /s/ Benjamin Krieger                             Class II Director                      November 24, 2003
                -------------------
                 Benjamin Krieger

                                 EXHIBIT INDEX


       Exhibit
         No.                                 Description

         5.1      Opinion of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP*

         10.1 Securities Purchase Agreement dated October 24, 2003, incorporated by reference to Exhibit 10.1 to Form 8-K filed October 28, 2003

         10.2 Registration Rights Agreement dated October 24, 2003, incorporated by reference to Exhibit 10.2 to Form 8-K filed October 28, 2003

         10.3 Form of Common Stock Warrant dated October 24, 2003, incorporated by reference to Exhibit 10.3 to Form 8-K filed October 28, 2003

         23.1     Consent of Grant Thornton LLP, Independent Accountants *

         23.2     Consent of Ernst & Young LLP*

         23.3 Consent of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP Reference is made to Exhibit 5.1.

*  Filed herewith